As filed with the Securities and Exchange Commission on August 25, 2006
REGISTRATION NO. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TELANETIX, INC.
(Name of small business issuer in its charter)

Delaware	3669	33-0944056
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

6197 Cornerstone Court E., Suite 108
San Diego, CA 92121
(858) 362-2250
(Address and telephone number of principal executive offices and principal place of business)

James A. Mercer, III , Esq.
Duane Morris LP
101 West Broadway, Suite 900
San Diego, CA 92101
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.0001	1,476,000	$1.50	$2,214,000	$261

(1) All shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked price as reported on the OTC Bulletin Board on August 23, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	Subject to Completion, dated August 25, 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Telanetix, Inc.

1,476,000 Shares of
Common Stock

This prospectus is part of a registration statement of Telanetix, Inc. filed with the Securities and Exchange Commission (“SEC”). This prospectus relates to the resale by selling stockholders of up to 1,476,000 shares of our common stock.

The shares being registered were sold to individuals and institutions in private placement transactions that were exempt from registration pursuant to Section 4(2) of the Securities Act. All such shares are issued and outstanding.

We will not receive any proceeds from the sale of the shares by these selling stockholders. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

Our common stock is listed on the OTC Bulletin Board under the symbol “TNXI.OB”. The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on August 24, 2006 was $1.38.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August ___, 2006.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU

SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements that appear elsewhere in this prospectus. As used in this prospectus, the terms “we”, “us”, “our”, and the “Company” means Telanetix, Inc., a Delaware corporation.

Our Business

We develop and market high end video conferencing solutions that enable users to more effectively communicate across geographic boundaries. Our video conferencing solutions utilize high speed internet technology to allow users to interact in a fully immersive real-time video conferencing environment that integrates audio, video, and data from multiple locations. Our Digital Presence TM technology delivers full size, face-to-face images of real-time video, audio, and data in high quality resolution at 30 frames per second. Our solutions are based on next generation standards. We have developed our own high resolution video compression and decompression algorithms implementing advanced MPEG-4 compression on a Linux platform. We also take advantage of decentralized IP multicasting in lieu of legacy conferencing bridges. Our solutions are designed to be simple to use, and allow customers to set up a conference with an intuitive touch screen interface.

Our Digital Presence™ systems differ from traditional video conferencing in several important ways. Our Digital Presence™ systems provide a complete immersive environment where meeting participants appear life sized and audio is of studio quality. All of the underlying technology, cameras and microphones are hidden from the user. Systems are installed so that meeting participants maintain eye contact and interact naturally (as if in the same room), as opposed to speaking into a camera and microphone. The transmission quality may help eliminate jitter, poor video quality and interruptions. Conferences are established with a simple “point and click” user interface. The system requires no expert assistance and no training to establish a connection. The system has an easy to use document collaboration feature to allow for the joint review, drafting and editing of documents and presentations.

Our Products

We provide our customers with a complete system for videoconferencing. The core of the system is our software components, all of which are pre-loaded on a standard linux server. The system also includes monitors, cameras and audio components to optimize the user experience, as well as the equipment necessary to enable a “hotspot” in the conference room for the wireless operation of the system controls and data-sharing. The specific monitors, cameras and audio components can be selected to meet certain room configuration or performance requirements. Our channel partners act as the system integrators to design, build-out and install the complete video conferencing system to meet the application needs of the customer. By delivering Digital Presence™ to the market in this manner, we offer flexibility to customers and can support conference rooms for both small and large audiences.

Our product solutions are based on next generation IP standards. We have implemented software-based (embedded Linux with real-time extensions) encoders and decoders based on MPEG-4, the latest video compression technology from the International Standards Organization. For call setup and management, we have implemented and use control protocols based on the Internet Engineering Task Force's Session Initiation Protocol standard. For multipoint video conferencing, we use IP Multicast, support for which is built into the network. We have also developed a bandwidth management system which is designed to optimize the transmission of video and data over a single broadband network connection. In addition, we have developed the control system to facilitate hassle-free use of the system. We believe that the integration of all of these necessary components into a single software system results in reliability and quality that is superior to other video-conferencing systems.

Company Information

We were originally incorporated in the State of Nevada in 2002 under the name AER Ventures, Inc. On August 15, 2005, AER Ventures, Inc. entered into a share exchange agreement with Telanetix, Inc., then a private California corporation in the business of developing and selling advanced technology and services for remote digital conferencing. The exchange which was effective no August 18, 2005 was treated as a reverse merger for accounting purposes. We subsequently changed our name to Telanetix, Inc. and we reincorporated into the State of Delaware on January 4, 2006.

Our principal executive offices are located at 6197 Cornerstone Court E, Suite 108, San Diego, CA 92121. Our telephone number is (858) 362-2250. We maintain a website at www.telanetix.com.

The Offering

The shares being sold pursuant to this prospectus were purchased by the selling shareholders in private placement transactions with the Company under the terms of stock purchase agreements. In connection with those sales, we agreed to file a registration statement with the SEC to register the selling stockholders' resale of those shares and to use our best efforts to keep the registration statement effective for up to one hundred twenty (120) days. This prospectus is a part of that registration statement.

Common stock offered by selling stockholders (including shares underlying warrants)	1,476,000 shares, representing approximately 10% of our current outstanding stock.(1)

Common stock to be outstanding after the offering	14,454,667 shares.

Proceeds to the Company	We will not receive proceeds from the resale of shares by the selling stockholders.

OTC Bulletin Board	TNXI.OB

(1) Based on 14,454,667 shares of common stock outstanding as of August 24, 2006, which excludes: (i) up to 3,351,512 shares of common stock issuable upon exercise of employee and director stock options, (ii) 200,000 warrants to purchase common stock at a price of $1.80 per share and (iii) 100,000 warrants to purchase common stock at a price of $1.25 per share.

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Financial Condition

We Have A Limited Operating History and We are Currently In An Early Stage of Operations, We Have Experienced Significant Expenditures Related To Funding Our Initial Development, And We Are Currently Carrying a Net Loss. If Our Business Model Is Not Successful, Or We Are Unable To Generate Sufficient Revenue To Offset Our Start-Up Expenditures, We May Not Become Profitable, And The Value Of Your Investment May Decline.

We have a limited operating history from which to evaluate our business and prospects. We have generated $179,284 in revenue from our inception to June 30, 2006, and we had a cumulative net loss of $8,378,474 for the period since inception at November 20, 2002 to June 30, 2006. We cannot assure you that our future operations will be implemented successfully or that we will ever have profits. We have yet to establish significant customer demand for our products and may not for a significant period of time, which may result in our inability to continue our operations. If we are unable to sustain our operations, we will be forced to cease operations entirely. Furthermore, we are experiencing the initial costs and uncertainties of development stage companies, including additional expenditures, unforeseen costs and difficulties, complications, and delays, all of which must be resolved and/or paid without the benefit of a predictable revenue stream. We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful.

To Satisfy Our Capital Requirements, We Will Seek To Raise Funds In The Public or Private Capital Markets, Which May Not Be Given on Terms Favorable To Us, Or We May Not Be Able To Raise Funds At All. In The Event That We Receive Funds on Undesirable Terms, Or Are Unable To Receive Additional Funds, We May Not Be Able To Fund Our Operations and Will Not Be Able to Continue As A Going Concern. The Additional Funding May Have Terms Which Will Dilute The Value of Your Investment.

We will be required to seek additional funding through the sale of debt or equity securities in order to continue our operations. We cannot assure you that any such funding will be available to us, or if available, that it will be available on terms favorable to us. If adequate funds are not available, we may not be able to continue our operations or implement our planned additional research and development activities. As a result, we may be required to discontinue our operations or curtail our planned sales and research and development plans, thereby reducing or eliminating the value of our equity. If we are successful in obtaining additional funds, the terms of the financing may have the effect of diluting your interest in our Company.

Our Auditors Have Expressed Substantial Doubt Regarding Our Ability To Continue As A Going Concern. If We Are Unable To Continue As A Going Concern, We May Be Required To Substantially Revise Our Business Plan or Cease Operations.

As of the date of our most recent audit, which included the fiscal years ended December 31, 2005 and December 31, 2004, we had not generated sufficient revenues to meet our cash flow needs. As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern. Although we have generated revenue, we are still operating at a net loss, and expect to continue to incur losses for a period of time. We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations. If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

Risks Related to Our Business

We Face Competition From Much Larger and Well-Established Companies.

We face competition in the video conferencing industry from much larger and well-established companies, including Polycom, Inc., and Tandberg, and new entrants such as Hewlett-Packard. These companies have substantial financial resources and production, marketing, engineering and other capabilities with which to develop, manufacture, market and sell their products. In addition, other established or new companies may develop or market products competitive with our video conferencing system.

Lower Than Expected Market Acceptance Of Our Video Conferencing System and Price Competition Would Negatively Impact Our Business.

We have yet to establish significant customer acceptance of our products. If the market does not accept our products or services, our ability to achieve any level of profitability would be harmed. Our profitability could also be negatively affected in the future as a result of competitive price pressures in the sale of video conferencing systems, which could cause us to reduce the prices for our system. Any such reduction could have an adverse impact on our product margins and profitability.

The Sales Cycle For Our Video Conferencing System Can Be Long and Unpredictable.

The time from introduction to sale of our system can take months as end-users educate themselves on the benefits of our video conferencing system. Our quarterly revenues and operating results depend upon the timing of channel partner orders received during a given quarter and the shipment and recognition of resulting revenue during each quarter, each of which is extremely difficult to forecast. In addition, orders from our channel partners are based on the level of demand from end-user customers. Any decline or uncertainty in end-user demand could significantly negatively impact end-user orders, which could in turn negatively affect orders from our channel partners in any given quarter.

We Face Risks Related To Our Dependence On Channel Partners To Sell Our Products.

We have invested a significant amount of time and resources selecting, educating and training our channel partners on the installation, use and benefits of our video conferencing system. We will need to continue to devote significant resources to educate and train our channel partners about the benefits of our product. Our channel partners carry videoconferencing products of our competitors from whom they derive significant revenues, and although we have received a commitment of minimum sales levels, and each channel partner has purchased systems from us, our channel partners will be selling our competitor’s products as well as our products. These sales may be to customers who would otherwise purchase our videoconferencing system and result in reduced sales and profits.

Our agreements with our channel partners are only for one year, and we cannot be certain as to future order levels from our channel partners or renewal of such agreements. In the event of one of our channel partners does not renew our agreement, we will lose that distribution channel and will need to identify and secure another source. If we were unable to timely find a replacement channel partner or alternative distribution source it would harm our results of operations.

Risks Relating to Our Industry

We face risks associated with our products and product development, including new product introductions and transitions.

The video conferencing industry is characterized by rapidly changing technology, such as the recent demand for high definition video technology, evolving industry standards and frequent new product introductions. The success of our products depends on several factors, including proper new product definition, product cost, timely completion and introduction of new products, proper positioning of new products in relation to our total product portfolio and their relative pricing, differentiation of new products from those of our competitors, and market acceptance of these products. Additionally, properly addressing the complexities associated with compatibility issues, channel partner and sales force training, technical and sales support, as well as field support, are also factors that may affect our success.

Risks Related to the Market for Our Common Stock

We have experienced, and may continue to experience, significant fluctuations in the market price of our common stock.

The market price of our common stock has from time to time experienced significant fluctuations. The market price of our common stock may be significantly affected by a variety of factors, including:

•	the announcement of new products or product enhancements by us or our competitors;

•	technological innovations by us or our competitors;

•	quarterly variations in our results of operations;

•	acquisition of one of our competitors by a significantly larger company;

•	general market conditions or market conditions specific to technology industries; and

•	domestic and international macroeconomic factors.

Our board of director has the right to issue additional shares of common stock or preferred stock, without shareholder consent, which could have the effect of creating substantial dilution or impeding or discouraging a takeover transaction.

Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

We May Be The Subject Of Securities Class Action Litigation Due To Future Stock Price Volatility.

In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

Future Sales Of Common Stock By Our Existing Stockholders May Cause Our Stock Price To Fall.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

We Have Never Paid Dividends On Our Capital Stock, And We Do Not Anticipate Paying Any Cash Dividends In The Foreseeable Future.

We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Recently Enacted And Proposed Changes In Securities Laws And Regulations Are Likely To Increase Our Costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. Compliance with portions of the Act has been phased in over time for smaller issuers like us, so we have not yet taken all actions or incurred all expenses that will be necessary to comply with the Act. The Act also requires the SEC to promulgate new rules on a variety of subjects, and the SEC is continuing in that process. We expect these developments to increase our legal and financial compliance costs, and to make some activities more difficult, such as stockholder approval of new option plans. We expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Our Common Stock Is Traded On The OTC Bulletin Board, Which May Be Detrimental To Investors.

Our shares of common stock are currently traded on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

Our Common Stock Is Subject To Penny Stock Rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, or, in the case of forward-looking statements in the accompanying prospectus or those documents incorporated by reference, as of the date of the cover of the accompanying prospectus or the date of the filing of the document that includes the statement, respectively. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

This prospectus relates to 1,476,000 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may offer and sell the shares of common stock to which this prospectus relates at prevailing market prices or privately negotiated prices. See "Plan of Distribution."

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock trades publicly on the OTC Bulletin Board under the symbol "TNXI.OB." The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports. This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.

Our stock began trading on the OTC Bulletin Board on April 17, 1996. The following table sets forth the quarterly high and low bid prices per share of our common stock by the OTC Bulletin Board from that time through the periods indicated.

	High	Low
For the year ended December 31, 2006
Third Quarter (through August 24, 2006)	$2.25	$1.10
Second Quarter (beginning April 17, 2006)	$3.25	$1.70

The quotes represent inter-dealer quotations, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Holders of Record

As of August 24, 2006, we had 14,454,667 shares of common stock outstanding, which were held by approximately 74 stockholders of record. Our transfer agent is Empire Stock Transfer, Inc., 7251 Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128.

Dividend Policy

Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

SELLING STOCKHOLDERS

We sold shares of our common stock to certain individuals and institutions, each of whom represented that they were an accredited investor, in private placement transactions that took place from time to time from September 2005 through June 2006. The private placement transactions were exempt from registration pursuant to Section 4(2) of the Securities Act. In connection with those sales we agreed to file a registration statement with the SEC to register the resale of those shares and to keep the registration effective for a period of 120 days. The selling shareholders in this prospectus purchased their shares from us in those private placement transactions. We are registering the shares of our common stock offered for resale pursuant to this prospectus in order to satisfy our obligations to the selling stockholders.

The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Each selling stockholders’ percentage of ownership in the following table is based on 14,454,667 shares of our common stock outstanding as of August 24, 2006.  The selling stockholders may offer the shares for sale from time to time in whole or in part.

To our knowledge, none of the selling stockholders is a registered broker-dealer nor are they affiliates of a broker-dealer.  Additionally, except as set forth below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years.  The table assumes that the selling stockholders will sell all of the shares offered by them in this offering.  However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.  We will not receive any of the proceeds from the sale of the shares offered under this prospectus

	Beneficial Ownership Before Offering (1)	Number of Shares Being Registered (2)	Beneficial Ownership After Offering (3)
Name	Number of Shares		Number of Shares	Percent

Barry Schwartz	33,333	33,333	-	-
Donald Drapkin	66,667	66,667	-	-
Howard Gittis	66,667	66,667	-	-
Iroquois Master Fund Ltd.	66,667	66,667	-	-
John and Tracy Novick	100,000	100,000	-	-
Mark Levine	116,666	116,666	-	-
Matthew Drapkin	20,000	20,000	-	-
Neal Ames	4,000	4,000	-	-
Prism Partners I, L.P.	127,000	127,000	-	-
Prism Partners II Offshore Fund	27,000	27,000	-	-
Prism Partners III Leveraged L.P.	233,000	233,000	-	-
Prism Partners IV Leveraged Offshore Fund	267,000	267,000	-	-
Prism Partners Offshore Fund	13,000	13,000	-	-
Robert R. Kofdarali	66,667	66,667	-	-
Rockmore Investment Master Trust Ltd	66,667	66,667	-	-
ROI Capital Management Inc. Defined Benefit Plan	100,000	100,000	-	-
Ron Blake	33,333	33,333	-	-
TTEE Soboleski Family Trust	33,333	33,333	-	-
Art Woodruff	30,000	30,000	-	-
James Bailey	5,000	5,000	-	-

Total	1,476,000	1,476,000	-

(1) All shares beneficially owned before the offering are issued and outstanding.
(2) Represents the number of shares we are required to register pursuant to registration rights of the selling stockholders.
(3) Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each selling stockholder shall be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF BUSINESS

Our Development

We were originally incorporated in the State of Nevada in November 2002 under the name “AER Ventures, Inc.” and capitalized to evaluate the potential for commercializing certain mineral claims on property located in the State of Idaho. In 2005, we began evaluating business alternatives including the possible merger or combination with an operating company.

On August 18, 2005, we consummated an Exchange Agreement with Telanetix, Inc., a California corporation (“Telanetix-California”), a company that had been engaged in the development of next generation video conferencing solutions since 2001. Under the Exchange Agreement, we acquired all of the outstanding capital stock of Telanetix-California in exchange for our issuance to the stockholders of Telanetix-California an aggregate of 7,254,000 shares of our common stock. We also issued 4,251,512 options or warrants to purchase our common stock to holders of Telanetix-California options or warrants. As a result of the exchange we now own 100% of the issued and outstanding capital stock of Telanetix-California. In connection with the share exchange we experienced a change of control, and the exchange was treated as a “reverse merger” for accounting purposes.

Effective March 15, 2006, we reincorporated from a Nevada corporation to a Delaware corporation and changed our name from “AER Ventures, Inc.” to its current name, “Telanetix, Inc.”

Our Business

We develop and market high end video conferencing solutions that enable users to more effectively communicate across geographic boundaries. Our video conferencing solutions utilize high speed internet technology to allow users to interact in a fully immersive real-time video conferencing environment that integrates audio, video, and data from multiple locations. Our Digital Presence TM technology delivers full size, face-to-face images of real-time video, audio, and data in high quality resolution at 30 frames per second. Our solutions are based on next generation standards. We have developed our own high resolution video compression and decompression algorithms implementing advanced MPEG-4 compression on a Linux platform. We also take advantage of decentralized IP multicasting in lieu of legacy conferencing bridges. Our solutions are designed to be simple to use, and allow customers to set up a conference with an intuitive touch screen interface.

We design around a platform of Digital Presence™. We seek to provide end users with a level of interaction that they would feel as if they are all present in the same room. Digital Presence™ differs from traditional video conferencing in several important ways:

•	It provides a complete immersive environment where meeting participants appear life sized and audio is of studio quality.

•
All of the underlying technology, cameras and microphones, are hidden from the user. Systems are installed so that meeting participants maintain eye contact and interact naturally (as if in the same room) as opposed to speaking into a camera and microphone

•	The transmission quality is engineered to eliminate jitter, poor video quality and interruptions

•	Conferences are established with a simple “point and click” user interface. The system requires no expert assistance and no training to establish a connection.

•	The system has an easy to use document collaboration feature to allow for the joint review and drafting of documents and presentations.

Products

We provide our customers with a complete system for videoconferencing. The core of the system is our software components, all of which are pre-loaded on a standard linux server. The system also includes the monitors, cameras and audio components to optimize the user experience, as well as the equipment necessary to enable a “hotspot” in the conference room for the wireless operation of the system controls and data-sharing. The specific monitors, cameras and audio components can be selected to meet certain room configuration or performance requirements. Our channel partners act as the system integrators to design, build-out and install the complete video conferencing system to meet the application needs of the customer. By delivering Digital Presence™ to the market in this manner, we offer flexibility to customers and can support conference rooms for both small and large audiences.

Our product solutions are based on next generation IP standards. We have implemented software-based (embedded Linux with real-time extensions) encoders and decoders based on MPEG-4, the latest video compression technology from the International Standards Organization. For call setup and management, we have implemented and use control protocols based on the Internet Engineering Task Force's Session Initiation Protocol standard. For multipoint video conferencing, we use IP Multicast, support for which is built into the network. We have also developed a bandwidth management system which is designed to optimize the transmission of video and data over a single network connection. In addition, we have developed the control system to facilitate hassle-free use of the system. We believe that the integration of all of these necessary components into a single software system results in reliability and quality that is superior to other video-conferencing systems.

Market

We began marketing our videoconferencing systems in 2005. We are initially targeting sales at entrepreneurs, large and mid-sized companies, universities and governmental agencies that have videoconferencing systems but may have been disappointed with their performance. We are also targeting large and mid-sized companies, universities and governmental customers who have not used videoconferencing but might benefit from having an environment for their employees and students to effectively communicate and share ideas and information without the cost, inconvenience and safety concerns associated with today’s travel conditions. Potential uses of our systems range from regularly scheduled board, management and employee meetings; to employee training and distance learning; to emergency preparedness strategy sessions, and to town hall meetings.

Channel Partners

We employ a Channel Partner strategy to bring our systems to market. To date our approach has been to go to market with a select number of proven performers, or Channel Partners, in an exclusive territory. This approach is designed to prevent channel conflict and fragmentation and to provide incentive for the Channel Partners to commit the focus and resources necessary to make the relationship a success. Our role is to provide products and services to the Channel Partners along with advertising, public relations, product, technical training, and business development support. The Channel Partner focuses on sales, installation and service.

Using this strategy, we have established demonstration centers and distribution for its products through signed agreements with some of the largest audio visual integrators in the United States. Our Channel Partners include Avidex, LLC for the Western Region of the United States; Audio Visual Innovations, Inc. for the Southeast, Texas, and Rocky Mountain Regions of the United States; and AVS Installations, LLC for the New York and New Jersey regions of the United States. We have entered into Channel Partner Agreements with each of these channel partners. The agreements are for a term of one year with automatic renewals; require a minimum purchase commitment from the Channel Partner; and grant the Channel Partner geographical exclusivity. We are also seeking partners for distribution of its products and services throughout Europe and Asia.

We require each Channel Partner to install and maintain a dedicated demonstration center for our systems. There are currently four such centers in the United States, located in the Washington, D.C., New York, Seattle, and Dallas areas, in addition to the demonstration center at our Company headquarters in San Diego. Each Channel Partner has purchased a Digital Presence System and pays us a monthly fee for network services. We believe requiring an upfront and recurring investment from the Channel Partner ensures commitment and a motivation for increased sales activity.

We offer a range of products and configurations to our Channel Partners ranging from full systems to kits which provide all of the necessary third-party and Company-developed components required for Digital Presence. This allows the Channel Partner or an integrator purchasing the product from the Channel Partner to design a custom installation by adding the video monitors or displays and audio components.

We also offer a number of services that may generate recurring revenues for both us and our Channel Partners. The most important of these services is our Virtual Private Routed Network (VPRN) running on the backbone supplied by Savvis Communications Corporation. We believe that this network provides true, high quality-of- service broadband between meeting locations and the Internet. Our other service offerings include network management, parts warranty and exchange. In the future, we intend to offer record and playback services from a central repository.

Suppliers

The primary software system components have been developed internally by our product and software development team. In order to maintain compatibility with the most current industry standards, we have licensed the MPEG-4 compression algorithm from the MPEG Licensing Authority.

Our systems are standards-based. Accordingly, we can and do purchase hardware components, including computers, monitors, cameras, microphones and similar equipment from a variety of third party suppliers on a purchase order basis.

The backbone for our network is provided by Savvis Communications Corporation. Under the terms of our agreement with Savvis, each network connection (customer location) is committed to a twelve month term. The connection may be moved to another location for a nominal relocation fee. The agreements set a guaranteed quality of service to ensure the best quality connection for a video conference.

Competition

We are a new entrant to the video conferencing market. We compete on the basis of the quality of our Digital PresenceTM experience, the flexibility of our systems, the simplicity of use, and the competitiveness of our pricing.

The video conferencing market is dominated by large companies such as Polycom, Inc. and Tandberg, each of which sells a variety of solutions at different price points. Recently, Hewlett Packard entered the high-end video conferencing market with the announcement of their Halo System. Historically, the quality of the videoconferencing system was tied to specialized components and networks and higher quality meant higher costs. Often those solutions are designed around proprietary hardware which may increase the cost of the system and make upgrades inconvenient.

We have focused our solutions at providing a high quality, immersive experience with the flexibility that comes from running on off the shelf hardware components. Our focus on software and standards, give us the ability to upgrade our solutions effectively and to offer a variety of solutions at effective price points. By developing a user interface which makes using the system as easy as using a telephone, system utilization is increased, resulting in significantly higher return on investment for the purchaser of the system.

Research and Development

Throughout 2004 and 2005, we spent approximately $600,000 on software product development for our videoconferencing system.

Employees

We have six full time employees as of the date of this prospectus. We also from time to time retain the services of independent contractors to perform software development projects, and currently have four independent contractors working on software development projects.

DESCRIPTION OF PROPERTY

Our corporate offices are located at 6197 Cornerstone Court E, Suite 108, San Diego, California 92121, where we lease approximately 5,662 square feet of office space. This lease is for a term of 39 months which commenced in July 2005. The monthly rental payment including utilities and operating expenses for the facility is approximately $7,500. We believe this leased facility is in good condition and adequate to meet our current and anticipated requirements.

LEGAL PROCEEDINGS

In the course of our business, we may become involved from time to time in various claims seeking monetary damages and other relief. However, we are not currently involved in any pending or threatened legal claims which, in the opinion of our management, could result in liability that would have a material adverse effect on our financial position or results of operations.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes contained in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this document. See also “Note Concerning Forward-Looking Statements.”

OVERVIEW

We have been a development stage company and are now making the transition to operations. During 2005 we completed development of our initial video conferencing solution and commenced initial product sales. Our revenues are principally derived from the sale of videoconferencing products and services. Our product sales are related to our video conferencing solutions, and include computers, monitors, speakers, cameras and microphones and related hardware devices. Service revenue is derived from the provision of network connectivity and related services. Generally, services are offered under agreements with terms of one year, and which call for payment on a monthly basis.

At the beginning of 2006 our primary business objectives were to secure working capital to fund operations and to develop channel sales relationships with audio video resellers and systems integrators. During the six month period ended June 30, 2006, we raised $1,459,000 from a private placement of common stock at $1.50 per share. We also established our initial distributor relationships, focusing on partnerships with a very limited number of resellers or channel partners, each of which will be responsible for all the business in an exclusive territory. In connection with those relationships we have established five demonstration centers across the country. A substantial portion of our business efforts for the balance of 2006 will be devoted to establishing customer sales through those channels.

During the six months ended June 30, 2006, we accelerated vesting on options to purchase 466,667 shares of common stock held by Richard M. Ono, our Chief Operating Officer and Chief Financial Officer. This one-time transaction resulted in a non-cash salary expense of $413,333 during the period. We also determined to close our Hollywood Bridge office, which we used primarily as a sale and demonstration center. Our development of regional distribution centers and channel sales partners allows us to meet our demonstration needs while reducing our direct overhead.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements. We have identified the accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our actual results may differ substantially from these estimates under different assumptions or conditions. Our significant accounting policies are described in more detail in the notes to consolidated financial statements included elsewhere in this filing. We believe that the following accounting policies require the application of significant judgments and estimates.

Revenue Recognition

Revenue is recognized on the accrual basis of accounting when earned. Our primary business generates revenue from selling video conferencing equipment and servicing the systems. Revenue is recognized only after the systems have been installed at the customer’s location and after services have been provided to customers and collection of the sale is reasonably assured.

Stock Based Compensation

Prior to and including the fiscal year ended December 31, 2005, we elected to use the intrinsic value based method and to disclose the pro forma effect of using the fair value based method to account for its stock-based compensation. As a result of the recent adoption by the Financial Accounting Standards Board of SFAS No. 123 (revised 2004) "Share-Based Payment," or SFAS No. 123(R), we is now required, beginning in the quarter ending March 31, 2006, to apply the fair value method as prescribed in SFAS No. 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

RESULTS OF OPERATIONS

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Sales

Net sales for the six months ended June 30, 2006 were $75,938 as compared to $21,707 for the six months ended June 30, 2005, and increase of $54,231 (250%). Our sales in 2006 represent equipment sales to our channel partners, as well as our monthly billings to our channel partners for network service access. We did not introduce our video conferencing solutions for sale until the second quarter of 2005, when we had product sales to one of our channel partners.

We are devoting a significant portion of our management resources and efforts to the establishment of our Channel Partner network and establishing sales of our video conferencing products and services. While we anticipate that sales volume will increase as a result of these efforts, we are selling our video conferencing solutions through a new and continually emerging network of sales channels. Furthermore, our sales often require several customer meetings and demonstrations. Consequently, sales cycles, closure rates, and the timing and amount of future revenues are necessarily difficult to predict. We anticipate revenues will be inconsistent for at least the next twelve months.

Cost of Sales

Cost of sales for the six months ended June 30, 2006 were $55,923, or 74% of net sales, as compared to $7,477, or 34% of net sales, for the six month period ended June 30, 2005. Cost of sales for products consists primarily of equipment costs, and is variable based on the prevailing market rates for these items. Cost of sales for services consists primarily of charges from third party network providers.

Gross Profit

Our net sales and corresponding gross profit are substantially dependent on the sales prices and discounts offered to channel partners and customers on hardware sales, and our product mix. We may offer price breaks to channel partners or customers while we attempt to expand our market presence.

Operating Expenses

Operating expenses for the six months ended June 30, 2006 were $1,465,161 as compared to $1,095,992 for the six months ended June 30, 2005. During the six months ended June 30, 2006, we incurred a non-cash salary expense of $413,333 related to the accelerated vesting of stock options held by Richard M. Ono, our Chief

Operating Officer and Chief Financial Officer. The increase in operating expenses is attributable to the non-cash salary expense associated with the acceleration of Mr. Ono’s stock options, along with increases for other expenses of $71,898, travel and entertainment by $33,739 and payroll and related benefits by $30,247. These increases were offset by decreased expenses for consultants and subcontractors by $144,746; telephone and internet by $31,557, and trade shows by $22,724.

Interest Expense

Interest expense for the six months ended June 30, 2006 was $39,541 as compared to $20,324 for the six months ended June 30, 2005, an increase of $19,217 or 95%.

The increase in interest expense as compared to the comparable period last year is attributable to interest accruing on our 6% promissory notes that were issued in a private placement transaction in the second quarter of 2005.

Net Loss

Net loss for the six months ended June 30, 2006 was $1,484,097 as compared to a net loss of $1,107,291 for the six months ended June 30, 2005, an increase of $376,806 or 34%. Net loss increased during the 2006 periods as a result of the factors described above.

We expect to continue to incur net losses for at least the next twelve months as we attempt to build our business. With the exception of the non-cash salary expense for the second quarter, discussed above, we currently intend to maintain our operating expenses consistent with current levels, and hope to increase net sales. Any decrease in net losses in the next twelve months will depend upon our ability to increase net sales and correspondingly gross profit.

Year Ended December 31, 2005

Plan of Operation

For the year ended December 31, 2005, we generated revenues of $103,346. These revenues were generated from sales of our video conferencing products and services, and represent the initial sales generated by the Company. We are devoting a significant portion of our resources to the development of additional sales as well as a Channel Partner network. While we anticipate that sales volume will increase as a result of these efforts, we are selling a new product into a developing marketplace. As a result, our sales often require several customer meetings and demonstrations. Sales cycles, closure rates and the timing and amount of future revenues are necessarily difficult to predict. We anticipate revenues will be inconsistent for at least the next twelve months.

Our operating expenses for the year ended December 31, 2005 were $2,117,252 and were comprised primarily of salaries and wages, consulting fees, professional fees and travel and entertainment. This level of operating expense is consistent with our estimated operating expenses for the next 12 months. While we have completed development of our initial products and services, we anticipate continued research and development effort associated with modifications to meet customer requirements as well as maintaining industry standards. As a result research and development is not expected to change significantly over the next 12 months. We have also initiated a product development plan designed to allow us to deliver ancillary products to new and existing customers, and enhance our core Digital Presence™ product line. The costs associated with this development effort are estimated to be approximately $500,000, comprised primarily of salaries and wages for existing employees and payments to independent contractors for development work.

As of December 31, 2005, our facilities and equipment are sufficient to support our current level of operations. We do not currently expect to make significant investments or capital expenditures for new plant and equipment at this time.

As of December 31, 2005, we had five full-time employees. We do not have any present plan to significantly increase or decrease the number of our employees, but do plan to hire independent contractors to perform specific development projects.

As of December 31, 2005, we planned to raise additional capital over the course of 2006. We will have to raise this additional capital from the sale of debt or equity securities. There are no commitments or arrangements for other offerings in place. There is no assurance that we will be able to raise additional funds. If we cannot, we will be forced to curtail our operations or possibly be forced to evaluate a sale or liquidation of our assets. Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment. Any future financing may involve substantial dilution to existing investors.

As reported in the Report of Independent Registered Public Accounting Firm on our December 31, 2005 financial statements, we have incurred losses from inception and have yet to establish profitable operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2006, we had $435,114 of cash on hand and a working capital deficit of $1,229,713. At December 31, 2005, we had cash on hand of $47,906 and a working capital deficit of $1,680,062.

Cash used in operations for the six month period ended June 30, 2006 was $999,160. This was primarily the result of a net loss of $1,484,097 offset by amortization of stock based compensation of $454,083, a decrease in accrued salaries and wages of $104,716, and the receipt of a customer deposit of $100,000. We anticipate that our operations will continue to use cash during the next twelve months.

Cash used by investment activities was $40,932 for the six month period ended June 30, 2006, which is comprised of purchases of fixed assets totaling $54,199 and proceeds from the sale of fixed assets totaling $13,267.

Cash provided by financing activities was $1,427,300 for the six month period ended June 30, 2006. We sold 972,666 shares of Common Stock in a private placement transaction during the period for total proceeds of $1,459,000. We also paid off a note payable to shareholder of $31,700 during the period. Substantially all of our cash to date has been derived from our financing activities and we expect a continuation of this trend for the next twelve months.

We expect our current cash on hand at June 30, 2006 and anticipated revenues will be sufficient to fund our operations only until the third quarter of 2006. We will have to raise additional capital from the sale of debt or equity securities in order to finance our operations during the next twelve months. There are no commitments or arrangements for other financings in place at this time. There is no assurance that we will be able to raise additional funds. If we cannot, we will be forced to curtail our operations or possibly be forced to evaluate a sale or liquidation of our assets. Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment. Any future financing may involve substantial dilution to existing investors.

As reported in the Report of Independent Registered Public Accounting Firm on our December 31, 2005 financial statements, we have incurred losses from inception and have yet to establish profitable operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

MANAGEMENT

Our directors are elected by the stockholders to a term of one (1) year and to serve until his or her successor is duly elected and qualified, or until his death, resignation or removal. Each of the officers is appointed by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until his death, resignation or removal from office.

The following table sets forth certain information regarding our executive officers and directors as of August 24, 2006:

Name and Address	Age	Position
Thomas A. Szabo	46	Chairman of the Board and Chief Executive Officer
Richard M. Ono	45	Chief Financial Officer, Chief Operating Officer and Secretary
Stephen Spalding	58	Director

Mr. Szabo has served as the Chairman of the Board and Chief Executive Officer of the Company since the effectiveness of the exchange in August 2005 and has served as the Chairman of the Board and Chief Executive Officer of Telanetix-California from its inception in 2001. From 2003 to 2005, Mr. Szabo served as Chairman and Chief Executive Office of Public Media Works, Inc. a publicly-traded film production company (OTC-BB: PMWI.OB). From 1997 to the present, he has served as a director of Digital On-Demand, Inc., a private digital entertainment network, and served Chairman and CEO from 1997 until its sale to Alliance Entertainment Corporation, a privately held global entertainment distributor, in 1999. From 2000 to 2005, Mr. Szabo served on the Board of Directors of Alliance Entertainment Corporation. Mr. Szabo currently serves on several boards of directors including Digital-on-Demand, Inc.

Mr. Ono has served as the Chief Operating Officer and Secretary of the Company since the effectiveness of the exchange in August 2005, and served as the Chief Operating Officer and Secretary of the Telenetix-California since April 2005. From 2002 to 2004, Mr. Ono was a Partner with Avant Partners, Inc., a private management consulting firm specializing in high technology start-ups and turnarounds. From 1999 to 2002, he was the Senior Vice President, General Manager for ADN Corporation, a private provider of Internet services to enterprise customers. Mr. Ono has also held executive and senior level sales and marketing management positions with Xircom Corp., Western Digital Corp (NYSE: WDC), Gateway Communications, Inc. and Regis McKenna, Inc.

Mr. Spalding has served as the CEO of Vigilant Privacy Corporation, an enterprise technology solution company supporting legal and compliance requirements including Sarbanes-Oxley and HIPAA from 2003 to the present. From 1997 to 2003 he served as a Partner at Deloitte & Touche, where he developed the Bay Area Enterprise Risk Service practice which focused on internal audit services, technology control assurance, data quality and project risk management. From 1985 to 1997 he was with KPMG, became a partner in 1992 where he was one of the three founding partners of KPMG's Information Risk Management practice. Since 1997, Mr. Spalding has been an instructor at San Francisco State University, where he teaches Internal Audit and Business Systems Management and Control at the Senior/Graduate Level.

Board of Directors

Our Bylaws provide that the number of directors which shall constitute the whole board shall not be less than one or more than five. The current board consists of two directors, Mr. Szabo and Mr. Spalding. The number of directors shall be determined by resolution of the board of directors or by the stockholders at the annual meeting.

We currently have one independent director, Mr. Spalding, and his compensation as a director consists of a one-time grant of an option to purchase 10,000 shares of our common stock at an exercise price of $1.50 per share, vesting 25% per quarter beginning from the date of his election to the Board of Directors. We are seeking one or two additional independent directors at this time, and anticipate entering into some compensation arrangement with any such directors, in addition to reimbursement of out-of-pocket expenditures.

Family Relationships

There are no family relationships among members of management or the Board of Directors of the Company.

Audit Committee

We do not currently have an audit committee. We believe that Mr. Spaulding, our independent director, qualifies as a "financial expert". We are seeking additional board members and intend to establish an audit committee, but as of the date of this prospectus we do not have one.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a)-3e of the Exchange Act, the Company notes the following delinquencies for the period ended December 31, 2005: Thomas Szabo, Richard Ono, Robert Alford and Robert Arnold each filed their initial Form 3 late on December 12, 2005.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended December 31, 2005, 2004 and 2003. Individuals we refer to as our “named executive officers” include Mr. Szabo, our Chief Executive Officer, and Mr. Ono, our Chief Financial Officer. We had no other executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2005:

Summary Compensation Table (1)

							Long Term Compensation
			Annual Compensation
Name and Principal Position	Fiscal Year Ending December 31st		Salary	Bonus		Other Annual Compensation	All Other Compensation
Thomas A. Szabo, CEO	2005		$176,076	$0		$0	$0
	2004		$0	$190,000	(2)	$0	$0
	2003		$55,001	$125,000	(2)	$0	$0

Richard M. Ono, CFO, COO and Secretary	2005	(3)	$90,000	$0		$0	$0

(1)
The Company has not granted any Stock Appreciation Rights or Long Term Incentive Plans, nor does the Company maintain any retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs.

(2)
The Company deferred payment of compensation to Mr. Szabo in the amount of $190,000 for 2004 and $125,000 for 2003. The Company and Mr. Szabo entered into an agreement in August 2005 in which the Company agreed to pay Mr. Szabo $29,000 of his 2004 deferred compensation in 2005 (which has not been paid by the Company as of the date of this report), and the remaining $286,000 of deferred compensation in two payments of $143,000 each during 2008 and 2009.

(3)	Mr. Ono joined the Company in April 2005.

Employment Contracts

We have no employment contracts with our executive officers. We have not adopted any compensation policies.

2005 Equity Incentive Plan

Purpose. The purpose of the 2005 Equity Incentive Plan (the “Plan”) is to provide the Company a means to retain the services of qualified executives and other persons eligible to receive stock awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates, as well as to provide a means by which eligible recipients of stock awards may be given an opportunity to benefit from increases in value of the common stock through the granting of the awards, including: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

Stockholder Approval of the Plan. The Board of Directors adopted the Plan on August 15, 2005. The shareholders approved the plan on August 14, 2006.

Eligible Participants. Employees, directors and consultants of the Company and any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing (each an "Affiliate", as such terms are defined in Section 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code")) are eligible to receive stock awards under the Plan.

Number of Shares of Common Stock Available Under the Plan. The total number of shares of common stock that may be issued pursuant to stock awards under the Plan shall not exceed in the aggregate 5,000,000 shares.

If any stock award for any reason expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award shall revert to and again become available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option shall for any reason be repurchased by the Company under an unvested share repurchase option provided under the Plan, the stock repurchased by the Company under such repurchase option shall not revert to and again become available for issuance under the Plan.

Administration of the Plan. The Board of Directors has the authority to administer the Plan or may delegate administration of the Plan to a committee or committees of one or more members of the Board of Directors. If administration is delegated to a committee, the committee shall have all administrative powers conferred upon the Board of Directors, including the power to delegate to a subcommittee any of the administrative powers the committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board of Directors. The Board of Directors may abolish the committee at any time and revest the administration of the Plan in the Board of Directors.

In the event the Board of Directors in its discretion establishes a committee, the committee will consist solely of two or more "outside directors", in accordance with Section 162(m) of the Code, and solely of two or more "non-employee directors", in accordance with Rule 16b-3. Within the scope of such authority, the Board of Directors may (i) delegate to a committee of one or more members of the Board of Directors who are not outside directors under the Securities Exchange Act of 1934, the authority to grant stock awards to eligible persons who are either (1) not then covered employees and are not expected to be covered employees at the time of recognition of income resulting from such stock award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board of Directors who are not non-employee directors the authority to grant stock awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

Change in Control. The Plan provides that in the event of a merger with or into another corporation or other entity, then the surviving corporation or acquiring corporation shall assume any stock awards outstanding under the Plan or shall substitute similar stock awards for those outstanding under the Plan. If the surviving corporation or acquiring corporation in an change of control refuses to assume such stock awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to stock awards which are (i) held by participants whose continuous service has not terminated prior to such event, and (ii) would otherwise vest and become exercisable within one (1) year of the closing of such acquisition, the vesting of such stock award shall be accelerated and made fully exercisable at least thirty (30) days prior to the closing of such acquisition. Any stock award not exercised prior to the closing of an acquisition involving a change in control of the Company shall be terminated.

Amendment to the Plan and Awards. The Board of Directors at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 of the Plan relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any securities exchange listing requirements.

Termination and Suspension of the Plan. The Board of Directors may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the August 14, 2015. No stock awards may be granted under the Plan while the Plan is suspended or after it is terminated.

The Executive Officers of the Company named in the Summary Compensation Table were issued the following options during the fiscal year ended December 31, 2005 under the 2005 Plan:

Fiscal Year 2005 Option Grants

Fiscal Year 2005 Option Grants Individual Grants
Name and Principal Position	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees In Fiscal Year(1)	Exercise Price of Options Granted	Expiration Date
Thomas A. Szabo, CEO	50,000 (2)	1.6%	$.20	May, 30, 2013
	15,000 (2)	0.5%	$.20	June 11, 2013
	75,000 (2)	2.4%	$.20	June 30, 2013
	25,000 (2)	0.8%	$.20	August 29, 2013
	40,000 (2)	1.3%	$.20	April 2, 2014
	15,000 (2)	0.5%	$.20	May 3, 2014
	80,000 (2)	2.6%	$.20	May 4, 2014
	208,334 (2)	6.8%	$.20	May 15, 2014
	70,000 (2)	2.3%	$.20	June 2, 2014
	25,554 (2)	0.8%	$.20	July 15, 2014
	200,000 (2)	6.5%	$.20	January 7, 2015
Richard M. Ono, CFO, COO and Secretary	200,000 (2)	6.5%	$.20	January 27, 2015
	400,000 (3)	13%	$1.00	August 18, 2015

(1)
Percentage calculated based on 2,370,972 stock options granted to employees in exchange for their Telanetix-California options pursuant to a share exchange transaction with AER Ventures, Inc., and 700,000 stock options granted to employees by the Company in 2005 other than in connection with the share exchange.

(2)	Exercisable on August 18, 2005.

(3)
Effective May 16, 2006, the Company amended the vesting schedule of stock options held by its Chief Operating Officer and Chief Financial Officer, Richard M. Ono, to acquire 600,000 shares of common stock to provide that all options are vested as of May 16, 2006. During the quarter ending June 30, 2006, the Company recognized $413,333 of non-cash salary expense due to the amended vesting of these stock options.

Option Values

None of our Named Executive Officers identified in the Summary Compensation Table exercised any options during the fiscal year ended December 31, 2005. The following table sets forth information concerning the value of all exercisable and un-exercisable options held by those persons listed in the Summary Compensation Table as of December 31, 2005:

Fiscal Year-End Option Values
As Of December 31, 2005

	Number of Securities Underlying Unexercised Options(#)		Value of Unexercised In-the-Money and Options($)(1)
Name and Job Title At December 31, 2005	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas A. Szabo, CEO	653,888	150,000	$850,054	$195,000
Richard M. Ono, CFO, COO and Secretary	120,833	479,167	$157,082	$302,917

(1)
Solely for purposes of this report, the “in -the -money” value of the unexercised options was calculated based on the spread between the exercise price of the options and the March 2006 private placement price of $1.50 per share.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

During the past two years, there have not been any transactions that have occurred between the Company and its officers, directors, and five percent or greater stockholders, except as follows:

On August 18, 2005, the Company consummated the share exchange for the purchase of Telanetix-California from the Telanetix-California stockholders and options and warrant holders. This share exchange resulted in our issuance of a total of 7,254,000 shares of common stock and 4,251,512 options or warrants to purchase our common stock to individuals which includes our officers, directors and five percent or greater stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 24, 2006, regarding the beneficial ownership of our common stock with respect to (i) our officers and directors; (ii) by all directors and executive officers as a group; and (iii) all persons which the Company, pursuant to filings with the Securities and Exchange Commission (the “SEC”) and our stock transfer record by each person or group known by our management to own more than 5% of the outstanding shares of our common stock. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below subject to applicable community property law.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class (2)
Officers and Directors
Thomas A. Szabo	2,283,097	(3)	12.8%
Richard M. Ono	600,000	(4)	3.4%
Stephen Spalding	-		-
All directors and executive officers as a group (3 persons)	2,883,097	(5)	16.2%

5% Stockholders
Thomas A. Szabo	2,283,097	(3)	12.8%
Robert S. Alford	1,256,716	(6)	7.1%
Robert C. Arnold	1,133,334	(7)	6.4%

(1)	The address for each person is 6197 Cornerstone Court East, Suite 108, San Diego, California 92121

(2)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/ or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within sixty (60) days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 14,454,667 shares of common stock outstanding as of August 24, 2006 and 3,319,962 options or warrants exercisable within sixty (60) days of August 24, 2006.

(3)	Includes 683,097 shares of common stock issuable upon the exercise of outstanding stock options.

(4)	Includes 600,000 shares of common stock issuable upon the exercise of outstanding stock options.

(5)	Includes 1,283,097 shares of common stock issuable upon the exercise of outstanding stock options.

(6)	Includes 456,716 shares of common stock issuable upon the exercise of outstanding stock options.

(7)	Includes 533,334 shares of common stock issuable upon the exercise of outstanding stock options.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the SEC and are incorporated herein by this reference.

Common Stock

As of August 24, 2006, there were 14,454,667 shares of common stock outstanding that were held of record by approximately 74 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

We have reserved 3,651,512 shares of common stock for issuance pursuant to outstanding options and warrants, including 3,351,512 shares reserved for issuance under stock option agreements.

Preferred Stock

As of August 24, 2006, no shares of preferred stock were outstanding. The Preferred Stock may be divided into such number or series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

Delaware General Corporate Law permits a Delaware corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our Articles of Incorporation provide that we shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by Delaware General Corporate Law. The indemnification provided by Delaware General Corporate Law and our Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Duane Morris LLP, in San Diego, California.

EXPERTS

Our audited financial statements at December 31, 2005 appearing in this prospectus and registration statement have been audited by Burnham & Schumm P.C., independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company nor

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of the Company, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC at 100 F. Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.telanetix.com. Information contained in our web site is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.

INDEX TO FINANCIAL STATEMENTS

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
TABLE OF CONTENTS

Page
Financial Statements:

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2005 and 2004	F-3

Consolidated Statements of Operations for the years ended December 31, 2005 and 2004, and the period from Inception (November 22, 2002) to December 31, 2005	F4-F5

Consolidated Statements of Stockholders’ Equity for the period from Inception (November 22, 2002) to December 31, 2005	F6-F7

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 and the period from Inception (November 22, 2002) to December 31, 2005	F8-F9

Notes to Consolidated Financial Statements	F10-F12

Consolidated Balance Sheets as of June 30, 2006 (Unaudited) and December 31, 2005	F-13

Consolidated Statements of Operations for the six months ended June 30, 2006 and 2005, and the period from Inception (November 22, 2002) through June 30, 2006 (Unaudited)	F-14

Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005, and the period from Inception (November 22, 2005) through June 30, 2006 (Unaudited)	F-15

Notes to Consolidated Financial Statements (Unaudited)	F16-F18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Burnham & Schumm P.C.
1981 East Murray-Halladay Road, Suite 245
Salt Lake City, Utah 84117

To the Board of Directors and Stockholders
of Telanetix, Inc. formerly AER Ventures, Inc

We have audited the accompanying consolidated balance sheets of Telanetix, Inc. and subsidiary (a Delaware corporation) (Formerly AER Ventures, Inc.) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telanetix, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 8 to the financial statements, the Company incurred a net loss of $2,139,423 and $734,387 during the years ended December 31, 2005 and 2004, respectively and as of December 31, 2005, the Company’s current liabilities exceeded its current assets by $1,680,062. These factors create an uncertainty as to the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon additional capital contributions from the sale of stock and the ability to generate operating revenue as the Company transitions from a development stage company to an operating company. The financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern.

Salt Lake City, Utah
March 6, 2006

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
Assets
Current Assets:
Cash	$47,906	$4,409
Accounts receivable, less allowance for doubtful accounts of $ - 0 -	49,305	—
Prepaid expenses	271	—

Total current assets	97,482	4,409

Property and Equipment:
Furniture and fixtures	27,681	38,361
Computers and conference equipment	373,278	258,743

	400,959	297,104
Less: accumulated depreciation	248,653	162,292

	152,306	134,812

Other Assets:
Deposits	18,432	6,102

Total Assets	$268,220	$145,323

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$167,110	$84,593
Accrued salaries and wages	136,672	1,039,923
Accrued payroll taxes	10,455	69,157
Accrued vacation	72,014	33,768
Accrued interest, stockholder	59,593	2,824
Customer deposit	—	4,901
Notes payable, stockholder	1,331,700	111,111

Total current liabilities	1,777,544	1,346,277

Deferred compensation	963,384	—

Stockholders’ Equity:
Common stock, $.0001 par value, 200,000,000 shares authorized, 13,482,001 and 5,248,000 issued and outstanding	1,348	525
Additional paid in capital	4,410,321	3,553,475
Warrants	10,000	—
Deficit accumulated during the development stage	(6,894,377)	(4,754,954)

Total stockholders’ equity	(2,472,708)	(1,200,954)

Total Liabilities and Stockholders’ Equity	$268,220	$145,323

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the period November 20, 2002 (Inception) Through December 31, 2005
Net sales:
Product	$70,721	$—	$70,721
Services	32,625	—	32,625
	103,346	—	103,346
Cost of sales:
Product	25,855	—	25,855
Services	32,686	—	32,686
	58,541	—	58,541
Gross profit	44,805	—	44,805

Operating Expenses:
Salaries and wages	879,574	350,989	3,433,877
Payroll taxes	63,752	25,174	240,887
Medical benefits	96,578	79,187	383,258
Research and development	2,400	4,587	201,961
Consulting and subcontract	458,510	10,812	698,833
Travel and entertainment	108,104	1,384	376,402
Office supplies	11,956	5,553	58,037
Professional fees	155,304	8,133	301,424
Trade shows	28,264	—	28,264
Rent	80,047	70,334	353,350
Utilities	8,018	9,274	33,296
Telephone and internet	85,122	76,452	284,828
Depreciation	91,159	81,015	255,581
Facilities expenses	6,234	399	76,487
Other operating expenses	42,230	11,840	148,090

Total operating expenses	2,117,252	735,133	6,874,575

Operating loss	(2,072,447)	(735,133)	(6,829,770)
The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS - CONTINUED

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the period November 20, 2002 (Inception) Through December 31, 2005
Other income (expense):
Gain (loss) on disposal of fixed assets	(5,694)	4,365	(4,446)
Interest income	763	5	8,689
Interest expense	(59,645)	(2,824)	(63,250)

Total other income (expense)	(64,576)	1,546	(59,007)

Loss before income taxes	(2,137,023)	(733,587)	(6,888,777)
Provision for income taxes	2,400	800	5,600

Net Loss	$(2,139,423)	$(734,387)	$(6,894,377)

Net Loss Per Share	$(.26)	$(.14)	$(1.22)
The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD NOVEMBER 20, 2002 (INCEPTION)
THROUGH DECEMBER 31, 2005

	Common Stock		Additional Paid-In Capital	Warrants		Total
	Shares	Amount			Deficit Accumulated During the Development Stage
Balance, November 20, 2002	—	$—	$—	$—	$—	$—
Common stock issued for cash on March 31, 2003 at $.001 per share	5,000,000	500	4,500	—	—	5,000
Common stock issued for cash during 2003 at $.10 per share	248,000	25	24,775	—	—	24,800
Cash Contributed by shareholders to pay for Company expenses	—	—	3,474,200	—	—	3,474,200
Net loss for the period November 20, 2002 through December 31, 2003	—	—	—	—	(4,020,567)	(4,020,567)

Balance, December 31, 2003	5,248,000	525	3,503,475	—	(4,020,567)	(516,567)
Net loss for the year ended December 31, 2004	—	—	—	—	(734,387)	(734,387)
Cash contributed by shareholders to pay Company expenses	—	—	50,000	—	—	50,000

Balance, December 31, 2004	5,248,000	$525	$3,553,475	$—	$(4,754,954)	$(1,200,954)

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY - CONTINUED
FOR THE PERIOD NOVEMBER 20, 2002 (INCEPTION)
THROUGH DECEMBER 31, 2005

	Common Stock		Additional Paid-In Capital	Warrants		Total
	Shares	Amount			Deficit Accumulated During the Development Stage
Balance, December 31, 2004	5,248,000	$525	$3,553,475	$—	$(4,754,954)	$(1,200,954)
Common stock issued for services at $.10 per share on May 16, 2005	20,000	2	1,998	—	—	2,000
Warrants issued in July 2005	—	—	—	10,000	—	10,000
Common stock issued in connection with the acquisition of subsidiary on August 15, 2005	7,254,000	725	(27,623)	—	—	(26,898)
Common stock issued for $1.50 per share in September through December 2005, net of offering costs of $33,600.	480,001	48	686,352	—	—	686,400
Fair value of 2005 stock options at grant date	—	—	76,167	—	—	76,167
Stock options exercised at $.20 per share on July 13, 2005	480,000	48	119,952	—	—	120,000
Net loss for the year ended December 31, 2005	—	—	—	—	(2,139,423)	(2,139,423)

Balance, December 31, 2005	13,482,001	$1,348	$4,410,321	$10,000	$(6,894,377)	$(2,472,708)

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the period November 20, 2002 (Inception) Through December 31, 2005
Cash flows from operating activities:
Net loss	$(2,139,423)	$(734,387)	$(6,894,377)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	91,159	81,015	255,581
Fair value of stock options at grant date	76,167	—	76,167
Common stock issued for compensation	120,000	—	120,000
Company expenses paid directly by shareholders	6,802	—	6,802
Loss on disposal of fixed assets	5,694	(4,365)	4,446
(Increase) in accounts receivable	(49,305)	—	(49,305)
Decrease in due from vendor	—	12,041	—
(Increase) in prepaid expenses and deposits	(12,601)	—	(18,703)
Increase in accounts payable and accrued expenses	82,517	65,772	167,110
Increase (decrease) in accrued salaries and wages	(903,251)	365,529	136,672
Increase (decrease) in accrued payroll taxes	(58,702)	25,174	10,455
Increase in accrued vacation	38,246	(8,486)	72,014
Increase in accrued interest, stockholder	56,769	2,824	59,593
Increase (decrease) in customer deposits	(4,901)	4,901	—
Increase in deferred compensation	963,384	—	963,384

Net cash used by operating activities	$(1,727,445)	$(189,982)	$(5,090,161)

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the period November 20, 2002 (Inception) Through December 31, 2005
Cash flows from investing activities:
Purchase of property and equipment	$(116,282)	$(17,122)	$(428,295)
Proceeds from disposal of fixed assets	1,935	8,027	15,962

Net cash used by investing activities	(114,347)	(9,095)	(412,333)

Cash flows from financing activities:
Proceeds from borrowing from stockholders	1,300,000	111,111	1,411,111
Issuance of common stock	686,400	50,000	4,240,400
Repayments of borrowing from stockholders	(111,111)	—	(111,111)
Issuance of warrants	10,000	—	10,000

Net cash provided by financing activities	1,885,289	161,111	5,550,400

Net increase (decrease) in cash	43,497	(37,966)	47,906
Cash, beginning of period	4,409	42,375	—

Cash, end of period	$47,906	$4,409	$47,906

Interest paid	$2,876	$—	$3,657

Income taxes paid	$800	$—	$3,200

Liabilities assumed in acquisition of subsidiary	$31,700	$—	$31,700

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	Summary of Business and Significant Accounting Policies

a.	Summary of Business

AER Ventures, Inc. was incorporated under the laws of the State of Nevada on November 20, 2002. The Company was formed to explore and, if warranted, develop mineral properties. On August 15, 2005, the Company entered into a share exchange agreement with Telanetix, Inc., a private California corporation in the business of developing and selling advanced technology and services for remote digital conferencing. In connection with the exchange, the Company divested itself of all its assets and liabilities related to the mining business. The share exchange agreement is essentially a reverse merger with Telanetix, Inc., the surviving company. The Company’s name has been changed to Telanetix, Inc. and reincorporated from a Nevada corporation to a Delaware corporation.
The Company is considered a “Development Stage Company” as defined by the Financial Accounting Standards Board Statement No. 7.

b.	Principles of Consolidation

The consolidated financial statements contain the accounts of the company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

c.	Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

d.	Accounts Receivable

Accounts receivable is recorded net of an allowance for expected losses. The allowance is estimated from historical performance and projections of trends.

e.	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line methods based on estimated useful lives of three to seven years. Major replacements which extend the useful lives of equipment are capitalized and depreciated over the remaining useful life. Normal maintenance and repair items are charged to expenses as incurred.

f.	Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which provides for an asset and liability approach in accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

g.	Advertising and Promotions

The Company expenses all advertising and promotion costs as incurred.

h.	Shipping and Handling Costs

Shipping and handling costs include costs associated with delivery of video conferencing equipment from the Company’s sole location to each customer’s designated location. The Company’s policy is to classify shipping and handling costs as part of cost of goods sold in the statements of operations.

i.	Net Loss Per Share

The net loss per share calculation is based on the weighted average number of shares outstanding during the period.

j.	Revenue Recognition

Revenue is recognized on the accrual basis of accounting when earned. The Company’s primary business generates revenue from selling video conferencing equipment and servicing the systems. Revenue is recognized only after the systems have been installed at the customer’s location and after services have been provided to customers and collection of the sale is reasonably assured.

k.	Stock Based Compensation

The Company accounts for its stock based compensation in accordance with Financial Accounting Standards Board 123(R), Accounting for Stock-Based Compensation. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for public entities in the first interim or annual reporting period beginning after June 15, 2005.

l.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

m.	Fair Value of Financial Instruments

The amounts reported for cash, accounts receivable, accounts payable, and other financial instruments, none of which are held for trading purposes, are considered to approximate fair values based upon comparable market information available at the respective balance sheet date.

n.	Concentration of Risks

The Company transacts its business with primarily one financial institution. From time to time the amount on deposit in this institution may exceed the $100,000 federally insured limit. The balances are maintained in demand accounts to minimize risk.

2.	Notes Payable, Stockholders

Stockholder notes payable consist of the following at December 31, 2005 and 2004:

	December 31, 2005	December 31, 2004
Notes payable to three individuals, also stockholders of the Company, interest is being charged at 4%, the notes are unsecured and due on demand.	$—	$111,111
Note payable to an individual, also a stockholder of the Company, the note is unsecured, due on demand and non-interest bearing.	31,700	—
Note payable to Mainas Development Corporation, owned by an individual who is a stockholder of the Company, interest is being charged at 6%, the note is unsecured and due on demand.	1,300,000	—

	$1,331,700	$111,111

3.	Deferred Compensation

On August 12, 2005, five of the Company’s key employees entered into deferred compensation agreements for unpaid salaries from 2003 and 2004. The agreements stipulate that the unpaid salaries will be deferred until 2007 and 2008 with 50% of the individuals deferred compensation paid each year. At December 31, 2005, $963,384 of unpaid salaries was reclassified to deferred compensation and reported as a long-term liability in the accompanying financial statements.

4.	Income Taxes

The provision for income tax consists of the following components at December 31, 2005 and 2004:

	2005	2005
Current:
Federal income taxes	$—	$—
State income taxes	2,400	800
Deferred	—	—

	$2,400	$800

The following reconciles income taxes reported in the financial statements to taxes that would be obtained by applying regular tax rates to income before taxes:

	2005	2004
Expected tax benefit using regular rates	$(726,588)	$(249,692)
State minimum tax	2,400	800
Valuation allowance	726,588	249,692

Tax Provision	$2,400	$800

Due to the Company transitioning from a development stage company to an operating company and incurring net operating losses, a valuation allowance has been provided to reduce deferred tax assets to the amount that is more likely to be realized. The net deferred tax assets consist of the following components:

	2005	2004
Deferred tax assets	$2,348,242	$1,671,975
Valuation allowance	(2,348,242)	(1,671,975)
Deferred tax liabilities	—	—

Net deferred tax assets	$—	$—

The Company has loss carryforwards totaling $4,305,666 that may be offset against future federal income taxes. If not used, the carryforwards will expire as follows:

Operating Losses
2021	$414,457
2022	232,404
2023	415,689
2024	725,779
2025	2,517,337

$4,305,666

5.	Warrants

In July 2005, the Company sold warrants to two individuals for a total of $10,000. The agreements allow the individuals to purchase up to 150,000 shares each of the Company’s common stock. The first 100,000 shares at $1.80 per share and expire, if not exercised, on June 30, 2008 and up to 50,000 more shares at $1.25 per share and expire, if not exercised, on March 31, 2008. The warrants outstanding at December 31, 2005 are convertible into the Company’s common stock total 300,000 shares.

6.	Lease Commitment

The Company leases its office space under a long-term operating lease agreement. Rent expense for the years ended December 31, 2005 and 2004 was $80,047 and $70,334, respectively.

The following is a schedule of future noncancellable minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year at December 31, 2005.

2006	$82,488
2007	85,000
2008	50,738

$218,226

7.	Stock Based Compensation

On August 15, 2005, in connection with the exchange agreement, the Company adopted the 2005 Equity Incentive Plan. Under the terms of the exchange agreement, all outstanding options under Telanetix, Inc.’s existing 2001 Equity Incentive Plan were cancelled in exchange for new options with similar terms granted under the 2005 Equity Incentive Plan.

The compensation cost that has been charged against income for the plan was $76,167 and $-0- for 2005 and 2004, respectively. The total income tax benefit recognized in the statements of operations for share-based compensation arrangements was $-0- for 2005 and 2004 due to a valuation allowance to reduce deferred tax assets. See note 4.
The Company’s 2005 Employee Equity Incentive Plan (the Plan), which is not yet shareholder-approved, permits the grant of share options and shares to its employees for up to 5 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price that approximates the market price of the Company’s stock at the date of grant; those option awards generally vest based on 3 years of continuous service and have 10-year contractual terms. Share awards generally vest over three years.

The fair value of each option award is estimated on the date of grant using the Black Scholes option valuation model that uses the assumptions noted in the following table. Because the Black Scholes option valuation model incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility of the Company’s stock, and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from estimates and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2005	2004
Expected volatility	.1%	.1%
Weighted-average volatility	.1%	.1%
Expected dividends	0%	0%
Expected terms (in years)	5-8	5-8
Risk-free rate	3.5%-6%	2.1%-3.4%

A summary of option activity under the Plan as of December 31, 2005, and changes during the year then ended is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2005	2,851,512	$.20
Granted	1,500,000	.41
Exercised	(480,000)	-0-
Forfeited or expired	(220,000)	-0-

Outstanding at December 31, 2005	3,651,512	$.17	7.6	$620,000

Exercisable at December 31, 2005	2,418,525	$.26	7.6	$76,167

The weighted-average grant-date fair value of options granted during the years 2005 and 2004 was $.41 and $-0-, respectively. The total intrinsic value of options exercised during the years ended December 31, 2005 and 2004 was $120,000 and $-0-, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2005, and changes during the year ended December 31, 2005 is presented below:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2005	2,182,712	$-0-
Granted	1,500,000	.41
Vested	(2,229,725)	.03
Forfeited	(220,000)	-0-

Nonvested at December 31, 2005	1,232,987	$.44

As of December 31, 2005, there was $543,833 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.75 years. The total fair value of shares vested during the years ended December 31, 2005 and 2004 was $76,167 and $-0-, respectively.

8.	Development Stage and Operating Deficits

As shown in the accompanying financial statements, the Company incurred a net loss of $1,931,746 during the year ended December 31, 2005 and accumulated losses of $6,686,700 since opening for business. The Company’s current liabilities exceed its current assets by $1,668,552 at December 31, 2005. These factors create an uncertainty as to the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the success of raising additional capital through the issuance of common stock and the ability to generate operating revenue. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

9.	Subsequent Events

From January 2006 through March 6, 2006, the Company sold 804,333 shares of its authorized common stock to individuals at $1.50 per share totaling $1,206,500.

On March 15, 2006, the stockholders of the Company approved the reincorporation of the Company from a Nevada corporation to a Delaware corporation, amended its articles of incorporation to increase the authorized common stock from 75,000,000 shares to 200,000,000 shares and authorized 10,000,000 shares of preferred stock, changed its par value from $.001 to $.0001 for its common stock and approved the change of the Company’s name from AER Ventures, Inc. to Telanetix, Inc.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets

Current Assets:
Cash	$435,114	$47,906
Accounts receivable, less allowance
for doubtful accounts of $-0- and $-0-	48,057	49,305
Prepaid expenses	50,148	271
Total current assets	533,319	97,482

Property and equipment:
Furniture and fixtures	30,008	27,681
Computers and conference equipment	402,309	373,278
	432,317	400,959
Less: accumulated depreciation	(298,574)	(248,653)
	133,743	152,306

Deposits	15,632	18,432

Total assets	$682,694	$268,220

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$62,394	$167,110
Accrued salaries and wages	108,209	136,672
Accrued payroll taxes	10,907	10,455
Accrued vacation	83,249	72,014
Customer deposit	100,000	-
Accrued interest, stockholder	98,273	59,593
Notes payable, stockholder	1,300,000	1,331,700
Total current liabilities	1,763,032	1,777,544

Deferred compensation	963,384	963,384

Stockholders' Deficit
Preferred stock, no par value,
10,000,000 share authorized,
none issued and outstanding	-	-
Common stock, $.0001 par value,
200,000,000 shares authorized,
14,454,667 and 13,482,001 shares
issued and outstanding as of
June 30, 2006 and December 31, 2005,
respectively	1,445	1,348
Additional paid in capital	6,323,307	4,410,321
Warrants	10,000	10,000
Deficit accumulated during the
development stage	(8,378,474)	(6,894,377)
Total stockholders' deficit	(2,043,722)	(2,472,708)

Total liabilities and stockholders' deficit	$682,694	$268,220
The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS

			For the period
			November 20, 2002
	For the six	For the six	(Inception)
	months ended	months ended	through
	June 30, 2006	June 30, 2005	June 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales:
Product	$16,938	$21,707	$87,659
Services	59,000	-	91,625
	75,938	21,707	179,284

Cost of sales:
Product	16,192	7,477	42,047
Services	39,731	-	72,416
	55,923	7,477	114,463

Gross profit	20,015	14,230	64,821

Operating expenses:
Payroll and related benefits	900,566	456,986	4,958,588
Research and development	-	5,450	201,961
Consulting and subcontract	215,299	360,045	914,133
Travel and entertainment	80,643	46,904	457,045
Professional fees	45,075	43,321	346,499
Trade shows	-	22,724	28,264
Rent	49,002	41,653	402,352
Utilities	4,405	4,112	37,701
Telephone and internet	18,744	50,301	303,572
Depreciation	57,535	42,502	313,116
Other	93,892	21,994	376,505
Total operating expenses	1,465,161	1,095,992	8,339,736

Operating loss	(1,445,146)	(1,081,762)	(8,274,915)

Other income (expense)
Gain (loss) on disposal
of fixed assets	(1,960)	(5,694)	(6,406)
Interest income	2,550	489	11,238
Interest expense	(39,541)	(20,324)	(102,791)
Total other income (expense)	(38,951)	(25,529)	(97,959)

Loss before income taxes	(1,484,097)	(1,107,291)	(8,372,874)

Provision for income taxes	-	-	5,600

Net loss	$(1,484,097)	$(1,107,291)	$(8,378,474)

Net loss per share - basic and diluted	$(0.11)	$(0.21)	$(1.23)

Weighted average shares outstanding -
basic and diluted	14,113,535	5,248,000	6,798,530

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD NOVEMBER 20, 2002 (INCEPTION)
THROUGH JUNE 30, 2006

	For the six months ended June 30, 2006 (Unaudited)	For the six months ended June 30, 2005 (Unaudited)	For the period November 20, 2002 (Inception) Through June 30, 2006 (Unaudited)

Cash flows from operating activities:
Net loss	$(1,484,097)	$(1,107,291)	$(8,378,474)

Adjustments to net loss to cash
provided by operating activities:
Depreciation	57,535	42,502	313,116
Amortization of stock based compensation	454,083	-	530,250
Common stock issued for services	-	-	120,000
Company expenses paid directly by shareholders	-	-	6,802
Loss on disposal of fixed assets	1,960	5,694	6,406

Changes in assets and liabilities
Accounts receivable	1,248	(16,806)	(48,057)
Prepaid expenses and deposits	(47,077)	(39,107)	(65,780)
Accounts payable and accrued expenses	(104,716)	(22,188)	62,394
Accrued salaries and wages	(28,463)	97,735	108,209
Accrued payroll taxes	452	-	10,907
Accrued vacation	11,235	25,130	83,249
Customer deposit	100,000	(4,901)	100,000
Accrued interest, stockholder	38,680	17,449	98,273
Deferred compensation	-	-	963,384
Net cash used by operating activities	(999,160)	(1,001,783)	(6,089,321)

Cash flows from investing activities:
Purchase of property and equipment	(54,199)	(53,233)	(482,494)
Proceeds from disposal of fixed assets	13,267	1,795	29,229

Net cash used by investing activities	(40,932)	(51,438)	(453,265)

Cash flows from financing activities:
Proceeds from notes payable issued to shareholders	-	1,300,000	1,411,111
Issuance of common stock	1,459,000	-	5,699,400
Payment of notes payable issued to a shareholder	(31,700)	(111,111)	(142,811)
Issuance of warrants	-	-	10,000

Net cash provided by financing activities	1,427,300	1,188,889	6,977,700

Net increase (decrease) in cash	387,208	135,668	435,114

Cash at beginning of the period	47,906	4,409	-

Cash at end of the period	$435,114	$140,077	$435,114

Interest paid	$-	$-	$3,657

Income taxes paid	$-	$-	$3,200

Liabilities assumed in acquisition of subsidiary	$-	$-	$31,700

The accompanying notes are an integral part of the consolidated financial statements.

TELANETIX, INC. AND SUBSIDIARY
(A Development Stage Company)
(Formerly AER Ventures, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Business and Significant Accounting Policies

a.	Summary of Business

The Company was initially incorporated as AER Ventures, Inc. as a Nevada corporation. On August 15, 2005, the Company entered into an Exchange Agreement ("Exchange Agreement") with Telanetix, Inc., a California corporation ("Telanetix-California"), a company in the business of developing and selling advanced technology and services for remote digital conferencing, and certain stockholders of Telanetix-California. In connection with the Exchange, Telanetix-California became a subsidiary of the Company and the former stockholders of Telanetix-California obtained a controlling interest in the Company’s common stock. The Exchange was accounted for as a reverse merger.

Effective March 2006, the Company effected a reincorporation from Nevada to Delaware and changed is name from "AER Ventures, Inc." to "Telanetix, Inc."

The Company is considered a "Development Stage Company" as defined by Statement of Financial Accounting Standards No. 7.

b.	Basis of Presentation

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the years ended December 31, 2005, and 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2006.

The Company reported a net loss of $1,484,097 for the six month period ended June 30, 2006. The net loss from date of inception, November 20, 2002 to June 30, 2006, totaled $8,378,474. These losses raise substantial doubt about the Company’s ability to continue as a going concern.

Continued operations will depend on whether the Company is able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms, and there can be no assurance that any additional funding that the Company obtains will be sufficient to meet its needs in the long term. Through June 30, 2006, a significant portion of the Company’s financing has been through private sales of securities. The Company will continue to fund operations from cash on hand and through the sources of capital previously described. The Company can give no assurance that any additional capital that it is able to obtain will be sufficient to meet future needs.

At June 30, 2006, the Company does not have sufficient cash to fund operations at the current level through December 31, 2006. If cash reserves are not sufficient to sustain operations during that period, management plans to raise additional capital by selling shares of capital stock or other securities. There can be no assurance that such capital will be available on favorable terms or at all. The Company will need additional financing thereafter until it can achieve profitability, if ever.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

c.	Principles of Consolidation

The consolidated financial statements contain the accounts of the Company and its wholly-owned subsidiary Telanetix-California. All significant intercompany balances and transactions have been eliminated.

d.	Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

e.	Accounts Receivable

Accounts receivable is recorded net of an allowance for expected losses. The allowance is estimated from historical performance and projections of trends.

f.	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line methods based on estimated useful lives of three to seven years. Major replacements which extend the useful lives of equipment are capitalized and depreciated over the remaining useful life. Normal maintenance and repair items are charged to expenses as incurred.

g.	Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which provides for an asset and liability approach in accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

h.	Advertising and Promotions

The Company expenses all advertising and promotion costs as incurred.

i.	Shipping and Handling Costs

Shipping and handling costs include costs associated with delivery of video conferencing equipment from the Company’s sole location to each customer’s designated location. The Company’s policy is to classify shipping and handling costs as part of cost of goods sold in the statements of operations.

j.	Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS 128). Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all potential dilutive stock options and warrants were converted or exercised. The calculation of diluted net loss per share excludes potential common stock equivalents if the effect is anti-dilutive. The Company’s weighted average common shares outstanding for basic and dilutive were the same since the effect of common stock equivalents was anti-dilutive.

The Company has the following dilutive stock options and warrants as of June 30, 2006 and June 30, 2005 which were excluded from the calculation since the effect is anti-dilutive.
	June 30,
	2006	2005

Stock Options	3,351,512	3,471,512
Warrants	300,000	-
Total	3,651,512	3,471,512

k.	Revenue Recognition

Revenue is recognized on the accrual basis of accounting when earned. The Company’s primary business generates revenue from selling video conferencing equipment and servicing the systems. Revenue is recognized only after the systems have been installed at the customer’s location and after services have been provided to customers and collection of the sale is reasonably assured.

l.	Stock Based Compensation

Prior to and including the fiscal year ended December 31, 2005, the Company elected to use the intrinsic value based method and to disclose the pro forma effect of using the fair value based method to account for its stock-based compensation. As a result of the recent adoption by the Financial Accounting Standards Board of SFAS No. 123 (revised 2004) "Share-Based Payment," or SFAS No. 123(R), the Company is now required, beginning in the quarter ending March 31, 2006, to apply the fair value method as prescribed in SFAS No. 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

m.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

n.	Fair Value of Financial Instruments

The amounts reported for cash, accounts receivable, accounts payable, and other financial instruments, none of which are held for trading purposes, are considered to approximate fair values based upon comparable market information available at the respective balance sheet date.

o.	Concentration of Risks

The Company transacts its business with primarily one financial institution. From time to time the amount on deposit in this institution may exceed the $100,000 federally insured limit. The balances are maintained in demand accounts to minimize risk.

2.	Notes Payable, Stockholders

Stockholder notes payable consist of the following at June 30, 2006 and December 31, 2005.

	June 30, 2006	December 31, 2005
Note payable to a stockholder of the Company, the note is unsecured, due on demand and non-interest bearing.	$-	$31,700
Note payable to Mainas Development Corporation, owned by an individual who is a stockholder of the Company, interest is being charged at 6%, the note is unsecured and due on demand.	1,300,000	1,300,000

	$1,300,000	$1,331,700

3.	Deferred Compensation

On August 12, 2005, five of the Company’s key employees entered into deferred compensation agreements for unpaid salaries from 2003 and 2004. The agreements stipulate that the unpaid salaries will be deferred until 2007 and 2008 with 50% of the individual’s deferred compensation paid in each of those years. At June 30, 2006 and December 31, 2005, $963,384 of unpaid salaries are recorded as deferred compensation and reported as a long-term liability in the accompanying financial statements.

4.	Income Taxes

The Company has had no taxable income under Federal or State tax laws. As of December 31, 2005, the Company had loss carryforwards totaling $4.3 million that may be offset against future federal income taxes. If not used, the carryforwards will expire between 2021 and 2024. Due to the Company incurring large net operating losses, a valuation allowance has been provided to reduce the deferred tax assets from the net operating losses to zero. Therefore, no tax benefits are recognized in the accompanying statement of operations.

5.	Warrants

In July 2005, the Company sold warrants to two individuals for a total of $10,000. The agreements allow each of the individuals to purchase up to 150,000 shares each of the Company’s common stock. The warrant to purchase the first 100,000 shares may be exercised at $1.80 per share and expire, if not exercised, on June 30, 2008 and the warrant to purchase up to 50,000 additional shares may be exercised at $1.25 per share and expire, if not exercised, on March 31, 2008. The warrants outstanding at June 30, 2006 are exercisable for a total of 300,000 shares of the Company’s common stock.

6.	Lease Commitment

The Company leases its office space under a long-term operating lease. Rent expense for the six months ended June 30, 2006 and 2005 was $49,002 and $41,653, respectively.

The following is a schedule of future non-cancelable minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year at June 30, 2006.

July 2006 to June 2007	$83,708
July 2007 to June 2008	86,260
July 2008 to August 2008	14,780

$184,748

7.	Stock Based Compensation

On August 15, 2005, in connection with the Exchange Agreement discussed in Note 1, the Company adopted the AER Ventures, Inc. 2005 Equity Incentive Plan (the "2005 Plan"). Under the terms of the Exchange Agreement, all outstanding options under Telanetix-California's 2001 Equity Incentive Plan were cancelled and new options were issued and granted with similar terms under the 2005 Plan.

The compensation cost that has been charged against income for the 2005 Plan was $454,083 and $-0- for the six months ended June 30, 2006 and 2005, respectively. During the six months ended June 30, 2006, the Company accelerated vesting on options to purchase 466,667 shares of common stock held by Richard M. Ono, our Chief Operating Officer and Chief Financial Officer, resulting in a non-cash salary expense of $413,333 during the six months ended June 30, 2006.

The total income tax benefit recognized in the statements of operations for share-based compensation arrangements was $-0- for the six months ended June 30, 2006 and 2005 due to a valuation allowance to reduce deferred tax assets. See Note 4.

The 2005 Plan, permits the grant of share options and shares to its employees for up to 5 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price that is at least equal to the fair market price of the Company’s stock at the date of grant; those option awards generally vest based on three years of continuous service and have ten year contractual terms.

The fair value of each option award is estimated on the date of grant using the Black Scholes option valuation model that uses the assumptions noted in the following table. Because the Black Scholes option valuation model incorporates ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility of the Company’s stock, and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from estimates and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2005	2004
Expected volatility	.1%	.1%
Weighted-average volatility	.1%	.1%
Expected dividends	0%	0%
Expected terms (in years)	5-8	5-8
Risk-free rate	3.5%-6%	2.1%-3.4%

A summary of option activity under the 2005 Plan from January 1, 2005 through June 30, 2006, and changes during the periods then ended is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2005	2,851,512	$.20
Granted	1,500,000	.41
Exercised	(480,000)
Forfeited or expired	(220,000)

Outstanding at December 31, 2005	3,651,512	$.17	7.6	$620,000

Granted	-0-
Exercised	( -0-)
Forfeited or expired	(300,000)
Outstanding at June 30, 2006	3,351,512	$.18	7.0	$600,000

Exercisable at June 30, 2006	2,996,512	$.18	7.0	530,250

The weighted-average grant-date fair value of options granted during the years 2005 and 2004 was $.41 and $-0-, respectively. The total intrinsic value of options exercised during the years ended December 31, 2005 and 2004 was $120,000 and $-0-, respectively.

A summary of the status of the Company’s non-vested options as of June 30, 2006, and changes during the year ended December 31, 2005 and the six months ended June 30, 2006 is presented below:

Nonvested Options	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2005	2,182,712	$-0-
Granted	1,500,000	.41
Vested	(2,229,725)	.03
Forfeited	(220,000)	-0-

Nonvested at December 31, 2005	1,232,987	$.44
Granted	-0-	-0-
Vested	(708,193)	.64
Forfeited	(169,794)	-0-
Nonvested at June 30, 2006	355,000	.20

As of June 30, 2006, there was $69,750 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.25 years. The total fair value of shares vested during the six months ended June 30, 2006 and 2005 was $454,083 and $-0-, respectively.

1,476,000 SHARES OF OUR COMMON STOCK Telanetix, Inc. 6197 Cornerstone Court E., Suite 108 San Diego, CA 92121 (858) 362-2250 ________________ PROSPECTUS ________________ August __, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Company's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Company to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Company has entered into indemnity agreements with certain of its directors and executive officers that require the Company to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Company or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director, officer or key employee of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Company has an insurance policy covering the officers and directors of the Company with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the forgoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$ 261
Accounting fees and expenses	10,000*
Legal fees and expenses	15,000*
Printing and related expenses	10,000*
TOTAL	$35,261*
* Estimated.

Item 26.  Recent Sales of Unregistered Securities.
In May and June 2006, we sold 35,000 shares of our common stock at price of $1.50 per share to two individuals, each of whom was an accredited investor in a private placement transaction. The proceeds to the Company from these sales were $52,500. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

In March 2006, we sold 937,666 shares of our common stock at price of $1.50 per share to five individuals and institutions, each of whom was an accredited investor,  in a private placement. The proceeds to the Company from these sales were $1,406,500. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

 In September and October 2005, we sold 480,001 shares of our common stock at price of $1.50 per share to six individuals, each of whom was an accredited investor,  in a private placement. The proceeds to the Company from these sales were $686,401 net of selling commissions of $33,601. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

On August 18, 2005, we consummated the share exchange for the purchase of Telanetix-California from the Telanetix-California stockholders and options and warrant holders. This share exchange resulted in our issuance of a total of 7,254,000 shares of common stock and 4,251,512 options or warrants to purchase our common stock. Each of the Telanetix-California stockholders was an “accredited investor” as defined in Rule 501 of Regulation D. The issuance of the shares of common stock, options and warrants to the Telanetix-California stockholders was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

As part of the share exchange, in August 2005 the Company also assumed the warrants issued by Telanetix-California to purchase 100,000 shares of common stock at a purchase price of $1.25 per share, which warrants expire if not exercised before March 31, 2008, and the warrants to purchase a total of 200,000 shares of common stock at a purchase price of $1.80 per share, which warrants expire if not exercised before June 30, 2008.

In May 2005, we issued 20,000 shares of our common stock to our legal counsel in exchange for services rendered to the Company. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act. This transaction was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investors in connection with this offering.

Item 27.  Exhibits.

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit List means Telanetix, Inc.

Exhibit No.	Description
2.1	Exchange Agreement by and among AER Ventures, Inc., Telanetix, Inc. and certain Stockholders of Telanetix dated August 15, 2005 (1)
2.2	Agreement and Plan of Merger of AER Ventures, Inc. and Telanetix, Inc. dated March 15, 2006 (2)
3.1	Certificate of Incorporation of the Company, as amended (2)
3.2	Bylaws of the Company (2)
5.1*	Opinion of Duane Morris LLP
10.1	2005 Equity Incentive Plan (2)
10.2	Executive Deferred Compensation Plan effective June 1, 2005 (2)
11	Statement re Computation of Per Share Earnings(3)
14.1	Code of Business Conduct and Ethics (3)
21	Listing of Subsidiaries (2)
23.1*	Consent of independent auditors
23.2*	Consent of Duane Morris LLP is contained in Exhibit 5.1 to this Registration Statement
24.1*	Power of Attorney is contained on the Signature Page of this Registration Statement
*	Filed herewith.

(1)	Incorporated herein by reference to the Company’s Form 8-K filed with the Commission on August 19, 2005.
(2)	Incorporated herein by reference to the Company’s Form 10-KSB filed with the Commission on March 31, 2006
(3)	Incorporated herein by reference to the Company’s Form 10-KSB filed with the Commission on April 14, 2005.

Item 28.  Undertakings.
(a) The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California.

Date: August 25, 2006 Telanetix, Inc.
a Delaware corporation

By: /s/ Thomas A. Szabo
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer of Nitches, Inc., a California corporation, hereby constitutes and appoints Thomas A. Szabo and Richard M. Ono, acting individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such registration statement or registration statements shall comply with the Securities Act, and the applicable rules and regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Thomas A. Szabo Thomas A. Szabo	Chairman of the Board and Director (Principal Executive Officer)	August 25, 2006
/s/ Richard M. Ono Richard M. Ono	Chief Financial Officer (Principal Financial Officer)	August 25, 2006
/s/ Stephen Spalding Stephen Spalding	Director	August 25, 2006